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                                 FIRST AMENDMENT

                                       TO

                             20th CENTURY INDUSTRIES

                             1995 STOCK OPTION PLAN



     The 1995 Stock Option Plan (the "Plan") of 20th Century Industries, a California corporation (the "Company") is hereby amended in the following respects:

1. Paragraph (e) of Section 3 of the Plan is amended and restated to read as follows:

     (e) Notwithstanding any other provision of this Plan, no Employee shall be granted Awards in excess of 100,000 shares of Common Stock, subject to adjustment pursuant to Section 8 hereof, during any one calendar year.

2. Paragraph (a) of Section 4 of the Plan is amended and restated to read as follows:

     (a) Each year, on the day of the annual meeting of shareholders of the Company (or any adjournment thereof) at which directors of the Company are elected (the "Date of Grant"), each Nonemployee Director shall automatically be granted an option (a "Nonemployee Director Option") to purchase 4,000 Common Shares. Each Nonemployee Director shall automatically be granted a Nonemployee Director Option to purchase 4,000 Common Shares upon appointment to the Board of Directors. In no event shall a Nonemployee Director be granted options for more than 4,000 Common Shares per calendar year.

3. Paragraphs (a) and (b) of Section 5 of the Plan are amended and restated to read as follows.

     (a) The aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted under this Plan shall not exceed 3,600,000, subject to adjustment as provided in Section 8 hereof.

     (b) At any time, the aggregate number of Common Shares issued and issuable pursuant to all Awards (including Incentive Stock Options) and Nonemployee Director Options granted under this Plan shall not exceed 4,000,000, subject to adjustment as provided in Section 8 hereof.


                                  EXHIBIT 4.2

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4.   In all other respects the 1995 Stock Option Plan, as amended, is hereby ratified, confirmed and approved.

5. This First Amendment shall be effective upon approval, directly or indirectly, by the affirmative votes of the holders of a majority of the Common Shares of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of California, or by written consent of a majority of the outstanding Common Shares.